                                                                      Exhibit 99

Glacier Bancorp, Inc. Announces Intention to Seek Shareholder Approval to Increase Authorized Number of Shares

KALISPELL, Mont., March 6, 1998 -- Glacier Bancorp, Inc. announced today its intention to seek shareholder approval for a proposal that would result in an increase in the authorized number of shares of common stock available for issuance by the Company from six million to fifteen million. The Company has determined that such an increase will enable it to undertake acquisitions, such as the previously announced acquisition of HUB Financial Corp. and its subsidiary, Valley Bank of Helena, and would allow for issuances of common stock, from time to time, in connection with exercises of existing options.

In addition, the Company announced that it recently discovered certain technical deficiencies in a three-for-two stock split that the Company effected in May, 1997. The Company has been advised by Delaware counsel that a curative transaction, pursuant to which the company would merge with a newly-created wholly-owned subsidiary corporation, would resolve these technical deficiencies.

The Company has determined to proceed with the curative transaction and, as part of that transaction, will increase the number of authorized shares of common stock thereafter available for issuance. As a result, the Company will not be required separately to seek shareholder approval of an amendment to the Company's certificate of incorporation. The Company intends to present the curative transaction to the shareholders for their approval at the 1998 Annual Meeting.

In the curative transaction, each shareholder of the Company will receive an identical number of shares of a new class of common stock of the surviving corporation. The rights of the new class of common stock will be identical in all respects to the rights of the Company's existing class of common stock. The Company also intends to file a declaratory judgment action in the Delaware Court of Chancery confirming the legal effect of the transaction. Delaware counsel has advised the Company that all of the shares of common stock outstanding after the transaction will be validly issued.

By completing the curative transaction, the Company will have resolved the technical deficiencies associated with the 1997 stock split and the Company's shareholders will remain in the same position as they would have been in if the 1997 stock split had been properly accomplished.

As previously reported, Glacier Bancorp enjoyed record earnings in 1997. Glacier Bancorp continues to proceed with its plans to complete the acquisition of HUB Financial Corp., and its subsidiary, Valley Bank of Helena, which is expected to close as early as June 30, 1998.